GOODWIN PROCTER	Goodwin Procter LLP Counselors at Law 599 Lexington Avenue New York, NY 10022	T: 212.813.8800 F: 212.355.3333 goodwinprocter.com

April 19, 2004
DOV Pharmaceutical, Inc.
Continental Plaza
433 Hackensack Plaza
Hackensack, NJ 07601

Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-1

Ladies and Gentlemen:

In accordance with Item 601(b)(5) of Regulation S-K, we are furnishing this opinion to you in our capacity as counsel to DOV Pharmaceutical, Inc. (the “Company”) in connection with the preparation of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Company’s Registration Statement on Form S-1 (File No. 333-108721), initially filed with the Securities and Exchange Commission (the “Commission”) on September 11, 2003, amended by that certain Amendment No. 1 filed on October 23, 2003 and declared effective by the Commission on October 27, 2003 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), and relating to the resale of up to 1,011,670 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (“Common Stock”), by the selling stockholder named therein. The Shares were issued to the selling stockholder in connection with the Company’s initial public offering on April 24, 2002 (the “IPO”). We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

In connection with the opinions expressed below, we have been furnished with and have examined originals, or copies certified or otherwise identified to our satisfaction, of the Underwriting Agreement for the IPO, the Company’s Fourth Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated By-Laws, each as presently in effect, the Registration Statement and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purpose of this opinion (collectively, the “Transaction Documents”).

We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based upon the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable shares of Common Stock.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

The opinions expressed herein are being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used or relied upon by you for any other purpose. This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion after the date hereof. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP